SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549


FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported):     April 16, 1999


CANISCO RESOURCES, INC.
(Exact Name of Registrant as Specified in Charter)


       Delaware                     0-12293            54-0952207
(State or Other Jurisdiction      (Commission         (IRS Employer
     of Incorporation)             File Number)       Identification No.)


300 Delaware Avenue, Suite 714, Wilmington, Delaware               19801
(Address of Principal Executive Offices)                       (Zip Code)


Registrants telephone number, including area code:  (302) 777-5050






Item 5  Other Events


Canisco Resources, Inc., a Delaware corporation (the "Company"), announced on April 19, 1999 that after the close of business on April 16, 1999 it had entered into a Securities Purchase Agreement (the "Purchase Agreement"), with SCC Investment I, L.P., a Texas limited partnership
(the "Investor") and Sterling City Capital, LLC, a Texas limited liability company ("Sterling"). Pursuant to the Purchase Agreement the Investor has committed to purchase up to an aggregate of 100,000 shares of a newly created series of 7 1/2% Series A Redeemable Convertible Preferred Stock (the "Preferred Stock") and an Investment Incentive Warrant (the "Warrant") for a maximum aggregate purchase price of $10,000,000.

In the initial closing, which is expected to take place shortly after approval of the Purchase Agreement by the Company's stockholders if approval is obtained, the Investor will invest $8,000,000 in consideration for the issuance of 80,000 shares of Preferred Stock and the Warrant. The Investor has committed to invest a further $2,000,000 to purchase up to 20,000 additional shares of Preferred Stock at an issue price of $100.00 per share in subsequent tranches at such times as the Company may elect during the 12 month period following the initial closing. Each subsequent tranche of the investment may not be less than $500,000 or the balance of the commitment. The maximum aggregate investment assuming the Company exercises its option in full will be $10,000,000.

The Preferred Stock is voting, carries a cumulative compound dividend of
7 1/2% per annum, is required to be redeemed by the Company on the fifth anniversary of the initial closing and is convertible into the Company's
common stock at an initial conversion price of $3.00 a share.   The
Company may redeem the Preferred Stock and may force the conversion of the Preferred Stock in certain circumstances discussed below. The
Warrant will permit the holder to purchase 11% of the Fully Diluted
Common Stock (as defined in the Warrant) of the Company on the date the Company's annual revenues first exceed $200 million and EBITDA (earnings before charges for interest, taxes, depreciation and amortization) exceeds
$12 million. The warrant is only exercisable in the event the Company achieves the foregoing financial targets and expires, whether not the targets are ever achieved, on the seventh anniversary of the initial closing.

Under the Purchase Agreement, the Investor has the discretion not to complete the investment, even if stockholder approval of the Purchase Agreement is obtained, unless the other conditions to the initial closing are satisfied. The principal conditions are the absence of a Material Adverse Effect on the Company, as defined in the Purchase Agreement, since April 16, 1999 and the requirement that all representations and warranties made by the Company in the Purchase Agreement continue to be true and correct.

Decisions with respect to the Purchase Agreement, following the initial closing, are to be taken by the three Common Stock Directors (as defined in the Certificate of Designation for the Preferred Stock) who will act as a committee of the Company's Board of Directors for such purposes.
Prior to making any election on behalf of the Company with respect to any of the subsequent investment tranches, the Purchase Agreement requires the Common Stock Directors to grant the preferred Stock Directors (as defined in the Certificate of Designation) an opportunity to be heard.

At the Initial Closing the Company will enter into a separate administration fee agreement with the Investor, pursuant to which the Company will pay the Investor an annual fee of $100,000.

The Investor is a newly formed Texas limited partnership. The general partner of the Investor is SCC Investment II, LLC a Texas limited liability company which is owned by Sterling. Sterling, C. Byron Snyder, Ted Mansfield and Roger Gossett have severally entered into a separate letter agreement with the Investor irrevocably agreeing that they or their assignees will purchase their respective committments as to limmited partnership interests in the Investor so as to provide the Investor with $8 million at the initial closing and up to a further $2 million to fund any subsequent closings that occur. The Company is an express third party beneficiary of the funding commitment in this letter agreement. Mr. Mansfield and Mr. Gossett are both employed as managers by subsidiaries of the Company and it is expected that several other key employees of the Company's operating subsidiaries will be investors.

Mr. Trallo has announced his intention to resign as President and Chief Executive Officer of the Company effective as of the date of the initial closing. On April 14, 1999 Mr. Trallo entered into a Consulting Employee Agreement which will replace Mr.Trallo's existing employment arrangements as of the initial closing. Mr. Trallo's existing employment arrangements guarantee payment of an amount equal to three times his highest recent annual cash compensation package and certain other benefits in the event his employment is terminated without cause after a change of control.

Under the Consulting Employee Agreement Mr. Trallo has agreed to continue to work for and be employed by the Company for a period of 60 months following the initial closing with the title of Vice Chairman. In addition to his salary Mr. Trallo will also receive options to purchase 100,000 shares of common stock at the market price on the date of the initial closing pursuant to the Company's 1998 Stock Option/Incentive Plan and medical, disability and other fringe benefits.

The Consulting Employee Agreement was reviewed and recommended by the Compensation Committee and approved by the Board of Directors. It has also been acknowledged by Mr. Snyder, Sterling and the Investor.


The Preferred Stock

Pursuant to the Certificate of Designation creating the Preferred Stock, on issues other than the election of directors, each share of Preferred Stock is entitled to the same number of votes as the shares of common stock such share is convertible into on each matter properly submitted to the common stockholders. The 80,000 shares of Preferred Stock, purchased by the Investor at the initial closing would represent 2,666,666 shares of common stock, or approximately 51.3% of the voting power, upon conversion at the initial conversion price. If the Company exercises its option in full with respect to the subsequent tranches, the Investor would, upon conversion at the initial conversion price, own 3,333,333 shares of common stock representing approximately 56.8% of the voting power.

Under the Certificate of Designation the Company, without the consent of the holders of at least a majority of the Preferred Stock, is prohibited from (i) authorizing, creating or issuing, any class or series of capital stock that is senior to, or on a parity with, the Preferred Stock as to voting rights, dividend distributions or distributions upon liquidation, winding up and dissolution of the Company; (ii) authorizing, creating or issuing, any class or series of securities junior to the Preferred Stock with a cumulative dividend that would be payable in cash at a time when the dividend on the Preferred Stock is payable in shares of Preferred Stock; (iii) amending, altering or repealing, in a manner adverse to the holders of Preferred Stock, any provision of the Certificate of Incorporation of the Company affecting the relative rights, preferences, qualifications, limitations or restrictions of the Preferred Stock; (iv) issuing any common stock or equivalent securities in an amount in excess of twenty percent (20 %) of the common stock outstanding on the date such securities are issued; (v) incurring any indebtedness for money borrowed in excess of twenty percent (20%) of the indebtedness outstanding on the date such debt is incurred (the undrawn portion of any existing credit facility being deemed outstanding debt for such purposes); (vi) selling all or substantially all of the assets of the Company; (vii) voluntarily liquidating the Company; or (viii) taking any other action on which the holders of Preferred Stock shall be entitled by law to vote separately as a class.

The holders of at least a majority (unless a higher percentage is required by applicable law) of all outstanding shares of Preferred Stock voting separately as a class may waive any or all of the rights and privileges of Preferred Stock, including the right to receive any dividend or liquidation preference otherwise due.

At the initial closing the Company's Board of Directors will be expanded to nine members and the Preferred Stock will have the right to elect six directors as "Preferred Stock Directors." Three directors will be elected by the common stockholders as "Common Stock Directors." The number of Preferred Stock Directors will be subject to reduction based on the number of shares of Preferred Stock outstanding. Provided the number of shares of Preferred Stock outstanding exceeds 60,000 shares, there will be 6 Preferred Stock Directors. Once the number of shares of Preferred Stock falls below 60,000 the number of Preferred Stock Directors will initially be reduced to 5 directors and thereafter will be reduced by an additional director for each 10,000 share reduction in the number of shares of Preferred Stock outstanding. In the event there are less than 10,000 shares of Preferred Stock outstanding, Preferred Stockholders, as such, will cease to be represented on the Board and there will no longer be any Preferred Stock Directors. Directors who are not classified as Common Stock Directors or Preferred Stock Directors will be elected by the holders of common stock and will be classified as "Other Directors."

At any meeting called for the purpose of electing directors, the presence, in person or by proxy, (i) of the holders of record of a majority of the shares of Preferred Stock then outstanding, in the case of the election of the Preferred Stock Directors, and (ii) of the holders of record of a majority of the shares of common stock then outstanding, in the case of the election of the Common Stock Directors and Other Directors, will constitute a quorum. The nominations presented by the Board of Directors to the stockholders at any such meeting shall, with respect to Common Stock Directors, be determined by the Common Stock Directors, with respect to Preferred Stock Directors, by the Preferred
Stock Directors and, with respect to Other Directors, by the Board of Directors. A vacancy among the Preferred Stock Directors shall be filled only by the remaining Preferred Stock Directors or by vote of the Preferred Stock holders. A vacancy among the Common Stock Directors shall be filled only by the remaining Common Stock Directors or by vote of the common stockholders. A vacancy among the Other Directors, whether created by an increase in the number of directors on the Board of Directors or by a reduction in the number of Preferred Stock Directors, shall be filled by the Board of Directors or by vote of the common stockholders. A Common Stock Director may be removed from office only by the common stockholders and a Preferred Stock Director only by the Preferred Stock holders. Each Common Stock Director, each Preferred Stock Director and each Other Director shall be entitled to one vote on all matters on which directors are entitled to vote.

During the first two years after the initial closing, each share of Preferred Stock is entitled to a cumulative compound annual dividend of $7.50 per share of Preferred Stock payable quarterly when, as and if declared by the Common Stock Directors. Dividends that are accrued but not declared as of the end of any annual dividend period will accrue additional dividends of 7 1/2% per annum thereafter compounded annually until paid. Dividends may be paid in additional shares of Preferred Stock, at the election of the Common Stock Directors but the holders of the Preferred Stock will have the right to require the Company to pay up to 40% of any such dividend in cash. Beginning in the third year after the initial closing the annual dividend will accrue and be payable only if the Common Stock Market Price (as defined in the Certificate of Designation) in such year reaches or exceeds a specified target price for a period of forty consecutive trading days during such year. The target prices are $4.00 for the third, $5.00 for the fourth and $6.00 for the fifth year after the initial closing. Additional dividends with respect to dividends that are already accrued but still unpaid will continue to accrue in any year, whether or not the target stock prices for such year are achieved.

The Preferred Stock is convertible into the Company's common stock at an initial conversion price of $3.00 per common share. The Conversion Price is subject to anti-dilution protection, including adjustment of the Conversion Price if further shares of common stock are issued or deemed to have been issued or in the event of a stock split or recapitalization. No adjustment of the Conversion Price will result in a Conversion Price above $3.00 (subject to adjustment), but any adjustment so deferred may be carried forward to offset any future downward adjustment.

The Common Stock Directors may require the holders to convert the Preferred Stock at any time after the third anniversary of the initial closing if the Common Stock Market Price (as defined in the Certificate of Designation) is $6.00 a share or more for a period of forty consecutive trading days during the preceding 12 months and on the date the Company exercises such option. This price is subject to adjustment in the event of a stock split or recapitalization.

The Preferred Stock must be redeemed by the Company for the Liquidation Preference of $100.00 per share plus any accrued but unpaid dividends on the fifth anniversary of the initial closing. The Common Stock Directors may elect to redeem the Preferred Stock for the Liquidation Preference plus any accrued but unpaid dividends at any time after the third anniversary of the issuance of the first share of Preferred Stock if the Common Stock Market Price (as defined in the Certificate of Designation) is $6.00 a share or more for a period of forty consecutive trading days during the preceding 12 months. This price is subject to adjustment in the event of a stock split or recapitalization. The Preferred Stock will continue to be convertible at the Conversion Price through the date of the redemption.

The Preferred Stock may not be assigned or transferred by the Investor without the consent of the Common Stock Directors. This restriction does not apply to (i) the assignment or transfer of common stock issued upon conversion of the Preferred Stock or (ii) the distribution of the proceeds (x) of cash dividends on the Preferred Stock or (y) from any redemption of the Preferred Stock. Nothing in the Certificate of Designation would prevent the transfer of limited partnership interests in the Investor.

Pursuant to a covenant in the Purchase Agreement, until all outstanding shares of Preferred Stock have been converted or redeemed and the Warrant has expired or been exercised the Investor and Sterling have agreed to continue to own the Warrant and all of the Preferred Stock to be issued under the Purchase Agreement.

The Investor and Sterling have also agreed that the general partner of the Investor shall have sole decision making authority with respect to the Preferred Stock, and that any general partner of the Investor shall at all times be an entity directly or indirectly wholly-owned by Sterling.


Investment Incentive Warrant

The Warrant will become exercisable as of the month ending date (the "Effective Date") of the internal financial statements of the Company that first evidence, for the 12 month period then ending, revenues in excess of $200 million and EBITDA (earnings before charges for interest, taxes, depreciation and amortization) in excess of $12 million.

The Warrant may be exercised for such number of shares as represent 11% of the "Fully Diluted Common Stock" of the Company on the date the Warrant first becomes exercisable. The exercise price of the Warrant is the par value (currently $0.0025) per share of the common stock. "Fully Diluted Common Stock" means the aggregate number of shares of common stock of any class of the Company outstanding at the Effective Date, assuming and after giving effect to the full exercise or conversion of all options, warrants, rights and securities exercisable or convertible into common stock on the Effective Date, but excluding all shares of common stock issued or issuable (x) upon the exercise of the options issued in connection with the Consulting Employee Agreement with the Company's President, (y) upon the exercise of the Warrant, and (z) upon conversion of the Preferred Stock.

If, after the date the Warrant first becomes exercisable and prior to the date it is exercised the Company (i) pays a dividend in or makes a distribution of shares of common stock to the common stockholders, (ii) subdivides its outstanding shares of common stock, (iii) combines its outstanding shares of common stock into a smaller number of shares of common stock, or (iv) issues, by reclassification or reorganization, other securities of the Company or property to all holders of common stock, an adjustment shall be made in the number of shares issuable under the Warrant so that the holder is entitled to receive the number and kind of shares of common stock or other securities of the Company as the holder would have owned or have been entitled to receive if the shares issuable upon exercise had been issued to him immediately prior to any such event or any record date with respect thereto, whichever first occurs, and his shares had participated in such event.

The Warrant expires, whether or not it ever became exercisable, on the seventh anniversary of the initial closing. The Warrant may not be assigned or transferred without the consent of the Company. Nothing in the Warrant would prevent the transfer of limited partnership interests in the Investor. However, as noted above, the Investor and Sterling have agreed to certain restrictive covenants under the Purchase Agreement.
All decisions of the Company with respect to the Warrant are to be made by the Common Stock Directors.

The foregoing description of the transaction is qualified in its entirety by reference to the Purchase Agreement and its exhibits copies of which are attached hereto as Exhibit 10.20.

Investor and Sterling

The Investor is a newly formed Texas limited partnership the general partner of which is SCC Investments II, LLC a newly formed Texas limited liability company controlled by Sterling. Sterling will be the largest equity holder in the Investor. Sterling has indicated that certain members of the management of subsidiaries of the Company may participate as limited partners of the Investor. As noted above, Ted
Mansfield and Roger Gossett have signed a letter agreement along with Sterling and C. Byron Snyder agreeing that they or their assignees will purchase limited partnership interests in the Investor sufficient to fund the Investor's obligations under the Purchase Agreement. Mr. Mansfield and Mr. Gossett are both employed as managers by subsidiaries of the Company and it is expected that several other key employees of the Company's operating subsidiaries will be investors.

Sterling is a Houston-based private investment company that focuses on selective investments in companies which plan to execute consolidation strategies within fragmented industries. Mr. Snyder is the President and owner of Sterling. He was the owner and President of Relco Refrigeration Co., a distributor of refrigerator equipment, which he acquired in 1992 and which was merged in February 1998 into Hospitality Companies, Inc. Mr. Snyder is a director of Hospitality Companies, Inc., a supplier of food equipment and heating/air conditioning products to the hospitality industry. Prior to 1992, Mr. Snyder was the owner and Chief Executive Officer of Southwestern Graphics International, Inc., a diversified holding company which owned
Brandt & Lawson Printing Co., a Houston-based general printing business, and Acco Waste Paper Company, an independent recycling business. Mr. Snyder is a director of Carriage Services, Inc. (NYSE:CSV), a publicly held death care company and is Chairman of the Board of Directors of Integrated Electrical Services, Inc. (NYSE: IEE), a publicly held electrical contracting and maintenance services consolidator. Mr. Snyder Chairman of the Board of Directors of American Plumbing & Mechanical, Inc., a privately held plumbing and mechanical services consolidator.

The Company currently intends to use the proceeds of the sale of Preferred Stock principally to implement its previously announced strategic acquisition plan and for working capital.

Item 7.  Financial Statements, Pro Forma Financial Information and
         Exhibits.

(a)   Financial Statements of Business Acquired.
Not Applicable

(b)   Pro Forma Financial Information.
Not Applicable

(c)   Exhibits.

      10.20 Securities Purchase Agreement, dated as of April 16,
            1999, by and among SCC Investment I, L.P., Sterling
            City Capital LLC and Canisco Resources, Inc.



Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: May 3, 1999

                                CANISCO RESOURCES, INC.


                                   By: /s/     Ralph A. Trallo
                                   Name:   Ralph A. Trallo
                                   Title:   President

	EXHIBIT INDEX



Exhibit          Description                                       Page

10.20   Securities Purchase Agreement, dated as of April
        16, 1999, by and among SCC Investment I, L.P.,
        Sterling City Capital LLC and Canisco Resources, Inc.